Exhibit 4.7

JEFFERIES GROUP, INC.

Issuer

and

THE BANK OF NEW YORK MELLON,

Trustee

SECOND SUPPLEMENTAL INDENTURE

To

INDENTURE

Dated as of October 26, 2009

Convertible Securities

Dated as of December 19, 2012

This SECOND SUPPLEMENTAL INDENTURE, dated as of December 19, 2012 (the “Second Supplemental Indenture”), to the INDENTURE, dated as of October 26, 2009 (the “Original Indenture”), as amended by the FIRST SUPPLEMENTAL INDENTURE, dated as of October 26, 2009 (the “First Supplemental Indenture”), between Jefferies Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”), having its principal office at 520 Madison Avenue, 12th Floor, New York, NY 10022 and The Bank of New York Mellon, a New York banking corporation, as Trustee (herein called the “Trustee”).

RECITALS OF THE COMPANY

The Company has duly authorized the execution and delivery of this Second Supplemental Indenture to amend certain terms of the Original Indenture and the First Supplemental Indenture pursuant to Section 9.01(10) of the Original Indenture and Section 9.01 (x) of the First Supplemental Indenture.

Section 9.01(10) of the Original Indenture provides that, without the consent of any Holders, the Company, when authorized by a Board Resolution, may enter into one or more indentures supplemental to the Original Indenture, in form satisfactory to the Trustee, to, among other purposes, cure any ambiguity, correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or make any other provisions with respect to matters or questions arising thereunder, provided that such action shall not adversely affect the interests of the Holders of Securities of any series in any material respect.

Section 9.01(x) of the First Supplemental Indenture, which applies only to the Company’s 3.875% Convertible Senior Debentures due 2029, provides that, without notice to or the consent of any Holders, the Company and the Trustee may amend or supplement the First Supplemental Indenture or the Securities to make changes to the First Supplemental Indenture or forms or terms of the Securities, provided that no such change, individually or in the aggregate with all other such changes, has or will have a material adverse effect on the interests of the Holders.

Terms used herein without definition that are defined in the Original Indenture or the First Supplemental Indenture shall have the respective meanings given them in the Original Indenture or the First Supplemental Indenture, as applicable.

The Company deems it desirable to amend the Original Indenture and the First Supplemental Indenture as provided in this Second Supplemental Indenture.

The Company has duly authorized the execution and delivery of this Second Supplemental Indenture.

The amendments contained herein do not and will not have a material adverse effect on the interests of the Holders under the Original Indenture or the First Supplemental Indenture.

All things necessary to make this Second Supplemental Indenture a valid and legally binding agreement of the Company, in accordance with its terms, have been done.

NOW THEREFORE, in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually agreed, for the equal and proportionate benefits of all Holders of the Securities or of Series thereof, as follows:

ARTICLE I.

AMENDMENTS AND MODIFICATIONS TO INDENTURE

Section 1.01 The definition of “Board of Directors” in Section 1.01 of the Original Indenture is amended in its entirety to read as follows:

“Board of Directors” means either the board of directors, board of managers or other governing body of the Company or any duly authorized committee of that board or body.

Section 1.02 The definition of “Corporation” in Section 1.01 of the Original Indenture is amended in its entirety to read as follows:

“Corporation” or “corporation” means a corporation, association, company, limited liability company organized under the laws of the State of Delaware or New York, joint-stock company or business trust. The word “corporate” will have a correlative meaning.

Section 1.03

(a)	Section 8.01 of the Original Indenture is amended in its entirety to read as follows:

Section 8.01 When Company May Merge, Etc.

The Company may not, in a single transaction or through a series of related transactions, consolidate with or merge or convert with or into any other Person, or, directly or indirectly, sell, lease, assign, transfer or convey its properties and assets as an entirety or substantially as an entirety (computed on a consolidated basis) to another Person or group of affiliated Persons, and another Person or group of affiliated Persons may not directly or indirectly sell, lease, assign, transfer or convey its properties and assets as an entity or substantially as an entity (computed on a consolidated basis) to the Company, unless:

(1) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or conversion or into which the Company is merged or to which all or substantially all of the properties and assets of the Company are transferred as an entirety or substantially as an entirety (the Company or such other person being hereinafter referred to as the “Surviving Person”), shall be a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia (except as otherwise provided in the definition of “Corporation” contained in Section 1.01), and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form and substance satisfactory to the

Trustee, all the obligations of the Company under the Securities and this Indenture and this Indenture, so supplemented, shall remain in full force and effect; provided, that if the Surviving Person is not incorporated as a business corporation, a Subsidiary incorporated under the laws of the United States of America, any State thereof or the District of Columbia as a business corporation may, in the discretion of the Company, become a co-issuer of the Securities; (2) immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1), above, no Event of Default shall have occurred and be continuing; and (3) if a supplemental indenture is required in connection with such transaction, the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, assignment, or transfer and such supplemental indenture comply with this Article VIII and that all conditions precedent herein provided relating to such transaction have been satisfied.

(b)	Section 5.01 of the First Supplemental Indenture is amended in its entirety to read as follows:

Section 5.01 When Company May Merge, Etc

The Company shall not consolidate with, or merge or convert with or into, any other Person or sell, lease or otherwise transfer the consolidated assets of the Company and its Subsidiaries substantially as an entirety to another Person, unless: (1) the resulting, surviving or transferee Person (if not the Company) (the “Successor Company”) is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia (except as otherwise provided in the definition of “Corporation” contained in Section 1.01 of the Base Indenture); (ii) the Successor Company expressly assumes, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the Company’s obligations under the Securities and the Indenture; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iv) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger, sale, lease or transfer and such supplemental indenture (if any) comply with the Indenture; provided, that if the Successor Company is not incorporated as a business corporation, a Subsidiary incorporated under the laws of the United States of America, any State thereof or the District of Columbia as a business corporation may, in the discretion of the Company, become a co-issuer of the Securities.

Section 1.04

(a)	Section 8.02 of the Original Indenture is amended in its entirety to read as follows:

Section 8.02 Successor Corporation Substituted.

Upon any consolidation, conversion or merger, or any transfer of assets in accordance with Section 8.01, the Surviving Person formed by such consolidation or conversion or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such Surviving Person had been named as the Company herein. When a Surviving Person duly assumes all of the obligations of the Company pursuant hereto and pursuant to the Securities, the predecessor shall be relieved of the performance and observance of all obligations and covenants of this Indenture and the Securities, including but not limited to the obligation to make payment of the principal of and interest, if any, on all the Securities then outstanding, and the Company may thereupon or any time thereafter be liquidated and dissolved.

(b)	Section 5.02 of the First Supplemental Indenture is amended in its entirety to read as follows:

Section 5.02 Successor Substituted.

Upon any consolidation, conversion, merger or any sale, lease or transfer referred to in Section 5.01, the applicable Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture; provided, however, that in the case of a conveyance, transfer or lease, the Company shall not be released from the obligation to pay the principal and interest on the Securities.

Section 1.05 Section 9.01(1) of the Original Indenture is amended in its entirety to read as follows:

(1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Securities, or to add a co-issuer of the Securities as provided in Section 8.01 (1); or

Section 1.06 Section 9.01(10) of the Original Indenture is amended in its entirety to read as follows:

(10) to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Indenture, provided that such action pursuant to this clause (10) shall not adversely affect the interests of the Holders of Securities of any series in any material respect.

Section 1.07 The Original Indenture and the First Supplemental Indenture shall be deemed amended and modified to the extent necessary to give effect to the foregoing. Except as amended and modified hereby, the Original Indenture and the First Supplemental Indenture shall remain in full force and effect.

ARTICLE II.

MISCELLANEOUS

Section 2.01 As amended and modified by this Second Supplemental Indenture, the Original Indenture and the First Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 2.02 The Trustee assumes no duties, responsibilities or liabilities by reason of this Second Supplemental Indenture, other than as set forth in the Original Indenture and the First Supplemental Indenture, as fully as if said terms and conditions were herein set forth at length.

Section 2.03 This Second Supplemental Indenture may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original; but such counterparts shall together constitute one and the same instrument.

Section 2.04 This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such state.

Section 2.05 The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture; the recitals and statements herein are deemed to be those of the Company and not of the Trustee.

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

JEFFERIES GROUP, INC.

By:	/s/ Roland T. Kelly
Name:	Roland T. Kelly
Title:	Assistant Secretary

THE BANK OF NEW YORK MELLON

By:	/s/ Leslie Lockhart
Name:	Leslie Lockhart
Title:	Vice President